UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: December 23, 2004

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1095 Avenue of the Americas New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-2121

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As disclosed in prior Verizon Communications Inc. (Verizon) proxy statements, Messrs. Seidenberg, Babbio and Barr waived their rights to receive certain deferred previously earned bonus payments in exchange for Verizon’s entering into split-dollar insurance arrangements for their benefit. The deferred bonus payments waived by Messrs. Seidenberg, Babbio and Barr pursuant to these arrangements were $3.8 million, $2.0 million and $500,000, respectively. These amounts were included in the summary compensation table in Verizon’s proxy statements. Under these arrangements, the insurance premiums paid by Verizon would ultimately be returned to Verizon. The present value after-tax costs of these arrangements to Verizon were designed to be equivalent to the after-tax costs to Verizon of these waived deferred compensation obligations. Thus, the arrangements were cost neutral to Verizon at the time they were entered into.

As a result of provisions in the Sarbanes-Oxley Act of 2002, Verizon suspended premium payments to these split-dollar insurance policies as of July 2002. To date, the Securities and Exchange Commission has not provided any guidance as to whether the provisions in the Sarbanes-Oxley Act of 2002 apply to these types of arrangements. Accordingly, today Verizon determined that it will not make any additional premium payments to these split-dollar policies. The amounts previously waived by Messrs. Seidenberg, Babbio and Barr (plus an amount that would have accrued in a market-based investment account since the date the amounts were waived) will be returned to their respective individual deferral accounts under the Verizon Income Deferral Plan. The amounts to be restored to Messrs. Seidenberg, Babbio and Barr’s deferral accounts are approximately $5.1 million, $2.4 million and $605,000, respectively. The policies will remain the property of Messrs. Seidenberg, Babbio and Barr at a reduced benefit level until such time as they are cancelled or terminated. Verizon expects to eventually recover all of the insurance premiums previously paid towards the policies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date: December 23, 2004	/s/ David H. Benson
David H. Benson
Senior Vice President and Controller